Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-155994

FINAL TERM SHEET

Dated: December 17, 2008

Issuer:	Safeway Inc.

Size:	$500,000,000

Maturity:	March 15, 2014

Coupon (Interest Rate):	6.25%

Underwriting Discount:	0.60%

Yield to Maturity:	6.358%

Spread to Benchmark Treasury:	+512.5 basis points

Benchmark Treasury:	2.00% due November 30, 2013

Benchmark Treasury Yield:	1.233%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2009

Price to Public:	99.538%

Redemption Provisions:	In addition to the change of control triggering event as described in the Preliminary Prospectus Supplement dated December 17, 2008, redeemable as described below.

Make-whole call:	At any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 50 basis points

Settlement Date:	December 22, 2008 (T+3)

CUSIP:	786514BQ1

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc. Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Greenwich Capital Markets, Inc. UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities Inc. at 1-212-834-4533, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

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